Contact:
Crocker Coulson, President CCG Investor Relations 646-213-1915 crocker.coulson@ccgir.com www.ccgirasia.com	Warren Wang, Chief Financial Officer Zhongpin Inc. 86-10-82861788 ir@zhongpin.com www.zpfood.com

For Immediate Release

Zhongpin to Present
at the Roth Capital China Comes to Vegas Conference

Changge City, Henan Province, China - November 5, 2008 - Zhongpin Inc. (Nasdaq: HOGS) (“Zhongpin” or “the Company”), a leading meat and food processing company in the People’s Republic of China (“PRC”), today announced that the Company will present at the upcoming Roth Capital China Comes to Vegas Conference which will be held from November 19 - 21, 2008 in Las Vegas at the Wynn Hotel.

The Roth Capital China Comes to Vegas Conference is a three-day event dedicated to showcasing China-based U.S.-listed companies. The conference will bring together executives from more than 70 companies with an average market capitalization of $300 million. Details of Zhongpin’s presentation at the conference are as follows:

Date:	Thursday, November 20, 2008

Time:	2.30 p.m. Pacific Time

Venue:	The Wynn Las Vegas 3131 Las Vegas Blvd. South Las Vegas, NV 89109

Zhongpin’s management team will send three representatives to attend the conference, including Chairman and Chief Executive Officer, Mr. Xianfu Zhu, Chief Financial Officer, Mr. Warren Wang, and Investor Relations Manager, Mr. Jason Wang. The Company’s management team will be available to meet with analysts and portfolio managers. Participation in the Roth Capital China Comes to Vegas Conference is by invitation only. Further information can be found at http://www.roth.com/.

About Zhongpin

Zhongpin is a meat and food processing company that specializes in pork and pork products, and fruits and vegetables, in the PRC. Its distribution network in the PRC spans more than 24 provinces and includes over 2,960 retail outlets. Zhongpin’s export markets include the European Union, Eastern Europe, Russia, Hong Kong, Japan and South Korea. For more information, contact CCG Investor Relations directly or go to Zhongpin’s website at www.zpfood.com

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